EXHIBIT 99.2

On March 5, 2008, inTEST Corporation held a webcast conference call to review its fourth quarter and year end 2007 results and discuss management's current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Good afternoon ladies and gentlemen and welcome to the inTEST Corporation fourth quarter 2007 results conference call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Joseph Villalta of The Ruth Group. Thank you Mr. Villalta, you may begin.

Joseph Villalta:

Thank you. Good afternoon and welcome to today's fourth quarter results conference call. Joining us from inTEST are Robert Matthiessen, President and CEO, and Hugh Regan, Treasurer and CFO. Bob will briefly review highlights from the fourth quarter. Hugh will then review inTEST's detailed financial results. We will then have time for any questions. If you have not received a copy of today's results release please call the Ruth Group at 646-536-7026 or go to inTEST's website.

Before we begin the formal remarks, the company's attorneys advise us that this conference call may contain statements about future events and expectations which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially depending on the number of risk factors including, but not limited to, the following: changes in business conditions and the economy generally; changes in demand for semiconductors generally; changes in rates of and timing of capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrications costs associated with the company's products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes-Oxley; and other risk factors set forth from time to time in the company's SEC filings including, but not limited to, the company's periodic reports on Form 10-K, Form 10-Q and Form 8-K. The company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to recite the occurrence of anticipated or unanticipated events.

At this time I would now like to turn the call over to Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you, Joseph, and welcome everyone to today's call. The overall market conditions remain challenging. Net revenues for the quarter ended December 31, 2007 were $11.4 million, a decrease of 13% from the $13.1 million for the third quarter of 2007. When we entered the fourth quarter, the market looked like it was positioned for a rebound. Based on what we are seeing and discussions with our customers and other companies that have reported the quarter clearly did not come in as expected. Our bookings decreased in the fourth quarter of 2007 to $10.5 million from $11.1 million in the third quarter of 2007 reflecting, what we believe, is a more cautious behavior from our customers. It is not unusual to see weaker order patterns run into Q4 but we of course will monitor the situation closely.

During 2007, we continued investing and developing our technologies and reorganizing our distribution channels with results that we are beginning to see in the form of increased bookings in our tester interface product segment during the first quarter of 2008. We commenced a major review of our operations to more aggressively streamline our cost structure in line with our business environment. We are confident that we will be able to successfully move ahead in this challenging environment. Our long term outlook remains focused on the return to profitability, expanding market share in existing markets, pursuing new growth opportunities, and delivering increased value to our shareholders.

Let me now take a few minutes to give you additional color on our specific segments. Although our Manipulator and Docking Group had a very difficult year, we have recently implemented an aggressive schedule of product introductions and material cost reduction with the goal of increasing market share. Shipments have begun on a specialized customer-specific wafer-probe-only manipulator and this core design will be the basis of a general purpose probe-only product that combines a full range of movement and pneumatically powered operations combined with an extremely small footprint and attractive selling price. We also have built the first of a new family of universal counter weighted manipulators that provide an economical solution to test head handling. From March 18 through March 20, 2008, the first member of this new family will be exhibited at SEMICON China, a major trade show held in Shanghai, China.

Our Interface Group has made great strides toward returning to profitability. An announcement was recently made of the shipment of the 750th Teradyne FLEX Probe Interface Tower. Bookings for tester interface products in the first quarter of 2008 have reached about 150% of our internal forecast at this point in the quarter.

Temptronic, our Temperature Management product group, continues to provide solid performance. Bookings were rather slow in the beginning of the first quarter but there has been a recent increase driven primarily by the ThermoChuck product line.

Let me turn the call over to Hugh now to go over the detailed financials.

Hugh Regan, Jr.:

Thanks Bob. Net revenues for the quarter ended December 31, 2007 were $11.4 million compared to $13.1 million in the third quarter of 2007. The net loss for the fourth quarter of 2007 was $4.2 million or $0.45 per diluted share compared to a net loss of $252,000 or $0.03 per diluted share for the third quarter of 2007. Included in the fourth quarter results were charges of $2.8 million or $0.30 per diluted share for the full impairment of goodwill related to prior acquisitions and $535,000 or $0.06 per diluted share for the partial impairment of long lived assets. Both of these impairment charges were in our Manipulator and Docking Hardware product segments. The impairment charges recorded in the fourth quarter in this segment were driven by significant operating losses experienced in the Manipulator and Docking Hardware product segment during 2007 and the near term negative outlook for this product segment. Management felt that in light of the volatile and challenging markets in which this company operates, that taking this action was prudent and appropriate at this time. The partial impairment of long-lived assets within our Cherry Hill manufacturing operations which is the headquarters for the Manipulator and Docking Hardware product segment.

For the fourth quarter of 2007, end user net revenue was $9.4 million or 82% of net revenues compared with $11.0 million or 84% of net revenues in the third quarter of 2007. OEM net revenues were $2.0 million or 18% of net revenues in the fourth quarter of 2007 compared with $2.1 million or 16% of net revenues in the third quarter of 2007. Net revenues from markets outside of semiconductor test were $1.3 million in the fourth quarter compared to $1.7 million in the third quarter.

On a product segment basis, net revenues for the Manipulator and Docking Hardware segment were $4.9 million or 43% of net revenues in the fourth quarter of 2007 compared with $6.5 million or 50% of net revenues in the third quarter. Our Temperature Management segment had net revenues of $4.7 million or 41% of net revenues in the fourth quarter of 2007 compared with $5.2 million or 40% of net revenues in the third quarter of 2007. Finally, our Tester Interface Product segment reported net revenues of $1.8 million or 16% of net revenues in the fourth quarter compared with $1.4 million or 10% of net revenues in the third quarter of 2007.

The Company's overall gross margin for the quarter ended December 31, 2007 was $4.6 million or 40.5% of net revenues compared with $5.1 million or 31.9% for the third quarter.

Material costs were 36.1% of net revenues in the fourth quarter of 2007 compared to 38.1% in the third quarter. The decrease in component material costs was due to changes in product mix as well as reductions in component material costs in both our Manipulator and Docking Hardware and Tester Interface product segments due to stronger supply chain management.

I'll now discuss the breakdown of operating expenses for the quarter. Selling expense was $1.9 million or 17% of net revenues for the fourth quarter compared to $2.1 million or 16% of net revenues in the third quarter, a decrease of $217,000 or 10%. The decrease was primarily due to reduced sales commission expense resulting from the lower levels of net revenues in the fourth quarter and there were also decreases in product warranty expense and advertising. These reductions were partially offset by increases in sales salary and benefit costs. Engineering and product development expense was $1.4 million or 12% of net revenues for the fourth quarter compared to $1.4 million or 10% of net revenues in the third quarter. We had increased spending on product development materials and third-party consultants which were offset by reductions in engineering salary and benefit expense. General administrative expense was $2.1 million or 18% of net revenues in the fourth quarter compared to $2.0 million or 15% of net revenues in the third quarter, an increase of $99,000 or 5%. The increase was primarily related to higher levels of professional fees as well as increased administrative salary and benefit expense. These increases were partially offset by reductions in administrative travel. As previously noted, the goodwill impairment charge was $2.8 million or $0.30 per diluted share and the impairment of long lived assets was $535,000 or $0.06 per diluted share. Other income expense was $3,000 for the fourth quarter of 2007 compared to other income of $148,000 for the third quarter of 2007, a decrease of $151,000. The decrease was driven by foreign exchange losses during the fourth quarter of 2007.

Our pre-tax loss was $4.1 million or $0.44 per diluted share for the fourth quarter compared to a pre-tax loss of $174,000 or $0.02 per diluted share in the third quarter. Income tax expense was $81,000 for the fourth quarter compared to $78,000 for the third quarter of 2007. Our effective tax rate was a negative 3% in the fourth quarter compared to a negative 45% in the third quarter. Our net loss for the fourth quarter of 2007 was $4.2 million or $0.45 per diluted share compared to a net loss of $252,000 or $0.03 per diluted share for the third quarter of 2007. Our net loss adjusted for the impairment charges was $797,000 or $0.09 per diluted share. Diluted average shares outstanding were 9.3 million for the fourth quarter compared to 9.2 million in the third quarter. Cash and cash equivalents at the end of December were $12.2 million, up $1.5 million from the $10.7 million at the end of September. The increase in cash was the result of collections of accounts receivable during the fourth quarter. Capital expenditures during the fourth quarter were $131,000.

As Bob previously noted, bookings decreased in the fourth quarter of 2007 to $10.5 million from $11.1 million in the third quarter, a decrease of $614,000 or 6%. Our quarterly bookings included $1.6 million in non-semiconductor related business booked in the fourth quarter of 2007 compared to $1.1 million booked in the third quarter. And finally, our backlog at the end of the fourth quarter was $4.2 million, down from $5.1 million at the end of the third quarter of 2007.

That's it for my financial review at this time. We'll now open up for question and answer. Operator?

Operator:

Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while I poll for questions.

There are currently no questions in the queue at this time.

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[Non-material closing remarks omitted]